EXHIBIT 10.63

INTERDIGITAL COMMUNICATIONS CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”) is made as of                     , 2005 (the “Date of Grant”) by InterDigital Communications Corporation (the “Company”) to                                          (“Grantee”).

1. Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings set forth below or in the Plan. As used herein:

(a) “Account” shall mean a bookkeeping account reflecting Grantee’s interest in restricted stock units.

(b) “Change in Control Event” means any transaction or series of transactions that constitutes:

(i) a change in the ownership of the Company, within the meaning of Q&A 12 of IRS Notice 2005-1;

(ii) a change in effective control of the Company, within the meaning of Q&A 13 of IRS Notice 2005-1; or

(iii) a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Q&A 14 of IRS Notice 2005-1.

(c) “Committee” shall mean Committee, as defined in the Plan; provided, however, that in the event the Grantee is serving on the Compensation Committee at the relevant time, then “Committee” shall mean the Board.

(d) “Disability” shall have the meaning set forth in Section 409A(a)(2)(c) of the Internal Revenue Code, or any successor provision.

(e) “Dividend Equivalent” means credits arising in respect of dividends paid on Shares, as described in Section 6 herein.

(f) “Fair Market Value” means the closing price of a Share on the exchange or on NASDAQ, as reported in The Wall Street Journal on the relevant valuation date or, if there is no trading on that date, on the next preceding trading date.

(g) “Plan” means the InterDigital Communications Corporation 1999 Restricted Stock Plan, as amended.

(h) “Restricted Stock Units” means a right to receive                          Shares issued pursuant to the Plan.

(i) “Vesting Date” means the earliest of (i)                                 , (ii) the consummation of a Change in Control Event, (iii) Grantee’s death or Disability, or (iv) the date on which Grantee suffers an Unforeseeable Emergency.

(j) “Unforeseeable Emergency” means an unforeseeable emergency within the meaning of Section 409A(a)(2)(B)(ii) of the Internal Revenue Code, or any successor provision.

2. Grant of Restricted Stock Units.

(a) Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to Grantee the Restricted Stock Units. The Company shall maintain an Account for Grantee reflecting the number of Restricted Stock Units credited to Grantee hereunder.

(b) All of the terms, conditions and other provisions of the Plan are hereby incorporated by reference into this Agreement. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. Grantee acknowledges receipt of the Plan, a copy of which is annexed hereto, represents that he/she is familiar with the terms and provisions thereof and hereby agrees to be bound by the Plan (as presently in effect or hereafter amended) and this Agreement, and by all decisions and determinations of the Committee thereunder. (For purposes of this provision and other provisions of this Agreement, references to the Committee include any persons or administrative body to whom the Committee has delegated authority.)

3. Restrictions on Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, Grantee shall not be permitted to sell, transfer, pledge or assign the Restricted Stock Units except by will or by the laws of descent and distribution. No such transfer occurring as a result of the Grantee’s death shall be effective to bind the Company unless the Committee shall have been furnished with a copy of the applicable will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

4. Vesting and Forfeiture.

(a) Unless forfeited under Section 4(b) herein, Restricted Stock Units granted hereunder shall vest (meaning that the risk of forfeiture of such Restricted Stock Units shall lapse) at the earliest of (i) the Vesting Date, or (ii) to the extent determined by the Committee, in its sole discretion. Each Restricted Stock Unit credited as a result of Dividend Equivalents under Sections 7(a) and (b) herein shall be fully vested and nonforfeitable from and after the date of grant (which date shall be deemed the Vesting Date of the Units so credited under Section 7(a) or (b) for purposes for settlement under Section 6). Each Restricted Stock Unit credited as a result of Dividend Equivalents under Section 7(c) shall vest at the time of vesting of the forfeitable Restricted Stock Unit which gives rise, directly or indirectly, to the crediting of such Dividend Equivalent Restricted Stock Unit (which date shall be deemed the Vesting Date of the Units so credited under Section 7(c) for purposes for settlement under Section 6).

(b) If Grantee’s service as a director of the Company ends prior to the Vesting Date, all unvested Restricted Stock Units shall be forfeited.

5. Nontransferability. Until the Restricted Stock Units become settleable under Section 4 herein, Restricted Stock Units shall not be transferable. In the event the Restricted Stock Units vest as a result of Grantee’s death transfer may occur pursuant to Grantee’s will or the laws of descent and distribution provided, however, no such transfer occurring as a result of the Grantee’s death shall be effective to bind the Company unless the Committee shall have been furnished with a copy of such will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

6. Settlement.

Restricted Stock Units credited hereunder (including Restricted Stock Units credited in respect of Dividend Equivalents) will be settled by delivery of one share of the Company’s Common Stock for each Restricted Stock Unit being settled. Settlement will occur as soon as practicable following the applicable Vesting Date; provided, however, that if the Vesting Date is described in clause (iii) of Section 1(i), then settlement will occur on the Vesting Date only to the extent permitted by Section 409A(a)(2)(B)(ii)(II) of the Internal Revenue Code (or any successor provision), and any Restricted Stock Units, or portion thereof, that are not then settled will be settled on the date on which all of the Restricted Stock Units would have been settled in the absence of the Unforeseen Emergency.

7. Dividend Equivalents and Adjustments. Dividend Equivalents shall be credited on Restricted Stock Units (other than Restricted Stock Units that, at the relevant record date, previously have been settled or forfeited) in accordance with this Section 7:

(a) Cash Dividends. If the Company declares and pays a dividend or distribution on its Shares in the form of cash, then a number of additional Restricted Stock Units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of Restricted Stock Units credited to the Account as of the record date for such dividend or distribution, multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share as of such payment date.

(b) Non-Cash Dividends. If the Company declares and pays a dividend or distribution on Shares in the form of property other than Shares, then a number of additional Restricted Stock Units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of Restricted Stock Units credited to the Account as of the record date for such dividend or distribution, multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share as of such payment date.

(c) Stock Dividends. If the Company declares and pays a dividend or distribution on Shares in the form of additional Shares, then a number of additional Restricted Stock Units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of Restricted Stock Units credited to the Account as of the record date for such dividend or distribution, multiplied by the number of additional Shares actually paid as a dividend or distribution in respect of each outstanding Share.

8. Other Terms Relating to Restricted Stock Units.

(a) The number of Restricted Stock Units credited to a Grantee’s Account shall include fractional Restricted Stock Units calculated to at least three decimal places, unless otherwise determined by the Committee. Upon settlement of Restricted Stock Units, Grantee shall be paid, in cash, an amount equal to the value of any fractional Share that would have otherwise been deliverable in settlement of such Restricted Stock Units.

(b) It shall be a condition to the Company’s obligation to issue and deliver Shares in settlement of the Restricted Stock Units that Grantee (or the person to whom ownership rights may have passed by will or the laws of descent and distribution) pay to the Company, upon its demand, such amount as may be required by the Company for the purpose of satisfying any liability to withhold federal, state, or local income or other taxes. If the amount required is not paid, the Company may refuse to deliver the Shares in settlement of the Restricted Stock Units until such amount is paid. The Committee may, in its discretion, permit a Grantee (or the person to whom ownership rights may have passed by will or the laws of descent and distribution) to pay all or a portion of the amount required by the Company for such tax withholding, at such time and in such manner as the Committee shall deem to be appropriate, including by authorizing the Company to withhold from the Shares to be delivered in settlement, or by agreeing to surrender to the Company on or about the date such tax liability is determinable, Shares having a Fair Market Value on such date equal to the amount of such tax liability or a specified portion of such tax liability.

9. Absence of Tax Gross-Up Payment. There shall be no tax gross-up on the Restricted Stock Units.

10. Notices. Any notice to the Company under this Agreement shall be made in care of the Committee to the office of the General Counsel, at the Company’s main office in King of Prussia, Pennsylvania. All notices under this Agreement shall be deemed to have been given when hand-delivered or mailed, first class postage prepaid, and shall be irrevocable once given.

11. Securities Laws. The Committee may from time to time impose any conditions on the Restricted Stock Units (or the underlying Shares) as it deems necessary or advisable to comply with applicable securities laws.

12. Award Not to Affect Service. The award granted hereunder shall not confer upon Grantee any right to continue service as a director of the Company.

13. Miscellaneous.

(a) The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be the Grantee’s address as reflected in the Company’s personnel records.

(b) The Grantee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he/she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions thereof. Grantee agrees to hereby accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement. Grantee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him/her any taxes required to be withheld by federal, state or local law in connection with this Award.

(c) Any provision for distribution in settlement of Grantee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Grantee or any person to whom ownership right may have passed any right to, or claim against any specific assets of the Company, nor result in the creation of any trust or escrow account for Grantee or any person to whom ownership rights may have passed. Grantee (or any other person entitled to a distribution hereunder) shall be a general creditor of the Company.

(d) To the extent not preempted by federal law, the validity, performance, construction and effect of this award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the Company has caused this Restricted Stock Unit Award Agreement to be executed by its duly authorized officer, and Grantee has executed this Restricted Stock Unit Award Agreement, in each case as of the date first above written.

ATTEST:	INTERDIGITAL COMMUNICATIONS CORPORATION

BY:

Name

ATTEST:	GRANTEE